EXHIBIT 2.1

                                                             [Stamped]
                                                         State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 12:00 PM 05/07/2003
                                                     Filed 12:00 PM 05/07/2003
                                                    SRV 030297642 - 3648702 FILE


                               STATE OF DELAWARE
                              AGREEMENT OF MERGER

                          AGREEMENT OF MERGER BETWEEN

                                W3 GROUP, INC.,
                        A DELAWARE DOMESTIC CORPORATION

                                      AND

                                W3 GROUP, INC.,
                            A COLORADO CORPORATION


     This Plan and Agreement of Merger made and entered into on the 30th day of April, 2003, by and between W3 Group, Inc., a Delaware Corporation, and W3 Group, Inc., a Colorado Corporation.

                             W i t n e s s e t h :

     WHEREAS, the Delaware Corporation is a Corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the Office of the Secretary of State of the State of Delaware on April 21, 2003; and

     WHEREAS, W3 Group, Inc. is a corporation organized and existing under the laws of the State of Colorado; and

     WHEREAS, the aggregate number of shares which the Colorado Corporation has authority to issue is 600,000,000; and

     WHEREAS, the Board of Directors of each of the constituent corporations deems it advisable that the Colorado Corporation be merged into W3 Group, Inc. on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the States of Delaware and Colorado respectively, which permit such merger,

     NOW, THEREFORE, in consideration of the premises and of the agreements, covenants and provisions hereinafter contained, the Delaware Corporation and the Colorado Corporation, by their respective Boards of Directors, have agreed and do hereby agree, each with the other as follows:


                                   ARTICLE I

     The Colorado Corporation and the Delaware Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the State of Colorado and the State of Delaware, by the Colorado Corporation merging into the Delaware Corporation, which shall be the surviving corporation.


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                                   ARTICLE II

     Upon the merger becoming effective as provided in the applicable laws of the State of Colorado and of the State of Delaware (the time when the merger shall so become effective being sometimes herein referred to as the "EFFECTIVE DATE OF THE MERGER"):

     The two Constituent Corporations shall be a single corporation, which shall be W3 Group, Inc. as the Surviving Corporation, and the separate existence of W3 Group, Inc. shall cease except to the extent provided by the laws of the State of Colorado in the case of a corporation after its merger into another corporation.


                                  ARTICLE III

     The Certificate of Incorporation of W3 Group, Inc. shall not be amended in any respect by reason of this Agreement of Merger.


                                   ARTICLE IV

     The manner of converting the outstanding shares of each of the Constituent Corporations shall be as follows:

     Each issued and outstanding share of Common Stock of the Colorado Corporation will be exchanged for one share of Common Stock of the Delaware Corporation; and each issued and outstanding share of Series B Convertible Preferred Stock of the Colorado Corporation will be exchanged for one share of Series B Convertible Preferred Stock of the Delaware Corporation.


                                   ARTICLE V

     The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 444 Madison Avenue, Suite 2904, New York, NY 10022.

     IN WITNESS WHEREOF, the Colorado Corporation and the Delaware Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of directors have caused this Plan and Agreement of Merger to be executed by an authorized officer of each party thereto.


W3 Group, Inc., a Delaware Corporation   W3 Group, Inc., a Colorado Corporation

By: /s/ Martin I. Saposnick              By: /s/ Robert Gordon
    ------------------------------           -----------------------------
    Martin I. Saposnick, President           Robert Gordon, President


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                            Secretary's Certificate

     I, William C. Hayde, Secretary of W3 Group, Inc., a corporation organized and existing under the laws of the State of Colorado, hereby certify, as such Secretary of the said corporation, that the Agreement of Merger to which this certificate is attached, after having been first duly signed on behalf of said corporation by an authorized officer of W3 Group, Inc., a corporation of the State of Colorado, was duly submitted to the stockholders of said W3 Group, Inc., at a special meeting of said stockholders called and held separately from the meeting of stockholders of any other corporation, upon waiver of notice, signed by all the stockholders, for the purpose of considering and taking action upon said Agreement of Merger, that 3,600,000 shares of stock of said corporation were on said date issued and outstanding and that the holder of 2,284,800 shares voted by ballot in favor of said Agreement of Merger and the holders of 0 (zero) shares voted by ballot against same, the said affirmative vote representing at least a majority of the total number of shares of the outstanding capital stock of said corporation, and that thereby the Agreement of Merger was at said meeting duly adopted as the act of the stockholders of said W3 Group, Inc., and the duly adopted agreement of said corporation.

     WITNESS my hand on behalf of said W3 Group, Inc. on this 30th day of April, 2003.

                                          W3 Group, Inc.

                                          By: /s/ William C. Hayde
                                              ----------------------------
                                              William C. Hayde, Secretary